Quintana Maritime Limited
Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE
QUINTANA MARITIME LIMITED ENTERS INTO NEW $735 MILLION
REVOLVING CREDIT FACILITY
ATHENS, GREECE – July 24, 2006 – Quintana Maritime Limited (NASDAQ: QMAR) announced today that it has entered into a new $735 million, 8.25 year secured revolving credit facility with Fortis Bank S.A./ N.V. as arrangers. The new credit facility replaces the existing $250 million revolving credit facility that was entered on October 5, 2005 and would have expired in October 2013.
Proceeds of the new credit facility will be used to provide partial financing for the acquisition of a fleet of 17 drybulk cariers from Metrobulk S.A, will refinance indebtedness under the existing $250 million credit facility and will also provide financing for working capital purposes and general corporate requirements.
On July 7, 2006, Quintana entered into an interest-rate swap transaction with Fortis Bank (Nederland) N.V. on variable notional amounts ranging from $295 million to approximately $702 million, based on expected principal outstanding under the Company’s new revolving credit facility. The swap transaction effectively converts the Company’s expected floating-rate interest obligation under its proposed new revolving credit facility to a fixed rate of 5.135%, exclusive of margin due to its lenders, through December 31, 2010.
As a result of entering into the new credit facility, Quintana will expense in the third quarter 2006 approximately $1.8 million related to unamortized loan-financing costs due to the early extinguishment of the previous facility.
Paul J. Cornell, Quintana’s Chief Financial Officer noted “We are pleased with our new credit facility, which will permit us to complete the acquisition of the Metrobulk fleet as well as to refinance our existing indebtedness on superior terms. In addition, we believe that we have achieved an attractive and visible fixed interest rate through 2010 by entering into the swap transaction covering expected amounts borrowed under the credit facility.”
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 8 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 916,072 dwt and an average age of 7.5 years on a dwt weighted average. It has also entered into an agreement to acquire 17 additional vessels, including 3 Panamaxes and 14 Kamsarmax bulkers with expected delivery between July 2006 and May 2007 and with an aggregate capacity of 1,298,789 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,293,861 dwt and an average age of 4.0 years on a dwt weighted average.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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